Pricing Supplement Dated March 9, 1998                          Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                     File No. 333-17943

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       UBS Securities LLC
Principal Amount:            $50,000,000
Agent's Discount
  or Commission:             $87,500
Net Proceeds to Company:     $49,912,500
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  03/12/98
Maturity Date:               03/13/00
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   Each March 13, June 13, September 13, December 13.
                        The first interest reset date will be
                        March 12, 1998.  The final reset date will be
                        December 13, 1999.
Interest Payment Dates: Each March 13, June 13, September 13, December 13,
                        commencing on June 13, 1998 and ending March 13, 2000.
                        However, the first payment will be on June 15, 1998.
Index Maturity:         3 Months
Spread (+/-):           -0.06%

Day Count Convention:
      /X/ Actual/360 for the period from  03/12/98 to 03/13/00
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:   /X/  Book-Entry                / /  Certificated

Other: /X/  Principal                 / /  Agent